EXHIBIT 10

                            AMES NATIONAL CORPORATION
                                   Ames, Iowa

Compensation Committee                                          November 8, 2000




                     MANAGEMENT INCENTIVE COMPENSATION PLAN

PURPOSE: In the belief that properly motivated and compensated officers can be stimulated to produce superior results, this Policy outlines a performance formula to guide the ANC Compensation Committee and affiliate bank Personnel Committees in making their recommendations to the Boards of Directors of the Awards to be made to a limited number of Senior Officer Participants.

PLAN: Part of the salaries of the Participants will be deferred each six months until earned or forfeited. The Deferred Salary may be increased or decreased by an Award based on performance. Details are outlined in the following attachments:

1.  Definitions
2.  Deferred Salary
3.  Plan Formula
4.  Threshold, Cap and Floor Levels
5.  ANC's Senior Officer

ACCOUNTING: Management decisions and financial accounting at affiliate banks will (1) not accelerate income or retard normal expenses, (2) result in the lowest long range income tax expense and (3) be in the best interests of all concerned.

CONCLUSION: While this Policy attempts to capture the significant features bearing on the recommendations which the Committees are called upon to make, it is, however, only a guide and nothing contained herein shall constitute a right or privilege of any officer or other personnel. The Committees reserve the right to consider other factors, which they deem pertinent. Nevertheless, the incentives in this Policy are a strong motivation for the officers concerned to increase operating earnings and enhance shareholder value.

                                  Attachment #1

                                   DEFINITIONS

ADJUSTED NET INCOME is the Net Income from the Profit Center Report adjusted to disregard additions to, or withdrawals from, the Loan Reserve. Loan credit problems will have been reflected in the charge offs and recoveries so that only actual losses remain a charge against earnings in Adjusted Net Income.

ADJUSTED R.O.A. is the Adjusted Net Income described above divided by Average Assets annualized. This corresponds to the Adjusted Net Operating Income on page one of the Uniform Bank Performance Report. That Report also includes a line reflecting the influence of Sub Chapter S banks.

AVERAGE ASSETS are the daily average assets of each bank for the two preceding Quarters.

AWARD is the amount to be allocated to the Senior Officer Participants as authorized by the Boards of Directors on the recommendation of the respective Committees.

DEFERRED SALARY is that portion of each Participant's basic annual salary that is withheld until earned or forfeited as more fully described in Attachment #2.

SENIOR OFFICER PARTICIPANTS are those key officers (designated by the Boards concerned on the recommendation of the Compensation or Personnel Committees) who have been given an Award Percentage Allocation and who accept the Deferred Salary arrangement. The Senior Officer Participants, at least three and no more than five in each bank, will normally include officers who are members of the Board of Directors and other key members of the management team whose decisions directly influence operating results. The maximum allocation for any Participant is 40% and the minimum is 10%.

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

                                  Attachment #2

                                 DEFERRED SALARY

Part of the Basic Salary of each Senior Officer Participant shall be deferred (withheld) until earned or forfeited. The amount to be deferred will be determined before the beginning of each year after the Basic Salary and Award Percentage Allocation has been established for the new year. The total Deferred Salary will be $250 for each million dollars in average Total Assets of the affiliate bank multiplied by the Participant's Award Percentage Allocation established for the new year.

              Example                                      Example
---------------------------------------     ---------------------------------------
Affiliate bank's average assets for the     Affiliate bank's average assets for
past two quarters are $350 million.         the past two quarters are $100 million.
The Award Percentage Allocation for         the Award Percentage Allocation for
the officer concerned is 20%.  The          the officer concerned is 30%.  The
Deferred Salary is $250 x 350 x .20         Deferred Salary is $250 x 100 x .30
or $17,500.                                 or $7,500.

Monthly salary is the Basic Salary less the Deferred Salary divided by 12. One-half of the Deferred Salary will be paid, if earned, on June 15 and December 15 when the Award has been determined for the preceding two quarters.

                                  Attachment #3

                                  PLAN FORMULA

The Compensation and Personnel Committees will forward their recommendation for payment of Deferred Salaries and Awards to their respective Boards of Directors so that authorized payments may be made by June 15 and December 15. The recommendations will be based on management performance during the two preceding quarters. The Management Incentive Compensation Plan Formula provides for an Award of up to 10% of the difference between the actual Adjusted Net Income for the two quarters (not to exceed the Cap or Floor) and the Adjusted Net Income at the Threshold Level R.O.A. If the final amount is negative, i.e. the actual Adjusted Net Income is less than that at the Threshold Level, the Award is a deduction from the Deferred Salary. The Formula:

         Actual  Adjusted  Net Income,  but not to
         exceed the Cap or Floor Level
         for the two preceding quarters.                       $________________

         Adjusted  Net  Income at the  Threshold
         Level  for the same  amount of
         Average Assets.                                       $________________

         Subtract the Threshold Level amount
         from the actual amount above it.                      $________________

         The Total Award to be allocated to
         the Senior Officer Participants is
         10% of the amount on the line
         above.                                                $________________


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


                                  Attachment #4

                         THRESHOLD, CAP AND FLOOR LEVELS

The Report of the Compensation Committee to the Board of Directors each November shall include a recommendation for the M.I.C.P. criteria applicable to each banking affiliate for the next calendar year.

1. The Threshold Level R.O.A. will be determined from information in the Uniform Bank Performance Report with emphasis on the Peer Group data on page 1 (Summary Ratios), but may also consider the Iowa Average (last page). The Adjusted Net Operating Income on page 1, which may be adjusted to reflect the influence of Subchapter S banks, provides a significant Peer Group R.O.A. comparison ratio. Ames National Corporation and its banking affiliates are expected to achieve results above the Peer Group Adjusted R.O.A.

2. The Cap Level or ceiling represents a prudent upper limit that may be exceeded, but no benefit would accrue to the Senior Officer Participants for earnings above the Cap.

3. The Floor Level will normally have the same deviation below the Threshold Level as the Cap Level is above it. For the 2001 year covering the two quarters ending March 31 and the two quarters ending September 30 and Awards for settlement June 15 and December 15 the Committee is recommending Threshold and other Levels as indicated below. However, these Levels are introductory R.O.A. ratios and do not correspond to the above average Peer Group R.O.A.s expected in future years.

                          AFFILIATE BANK R.O.A. LEVELS

                        BBT         FNB        RSB         SBT
---------------------------------------------------------------

Floor Level             .70%        .90%       .70%        .70%

Threshold Level        1.10%       1.30%      1.10%       1.10%

Cap Level              1.50%       1.70%      1.50%       1.50%

Through 1999 the affiliate bank Adjusted R.O.A.s were generally above the Peer Group levels and it is anticipated that this level of performance will be reclaimed during or after 2001.

                                  Attachment #5

                              ANC'S SENIOR OFFICER

The calculation for determining M.I.C.P. Award for the Senior Officer will be similar to that detailed in Attachments #1-3 with the following deviations:

1. The award will be determined by summing the affiliate bank Awards as determined in Attachment #3 multiplied by 30% to establish the amount of the semi-annual award.

2. This Officer's annual deferred salary will be $250 per million of total average assets of the bank affiliates multiplied by 30%.




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